Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is made by and between Silver Bow Mining Corp. (“SBM”) (together with its successors and assigns), a body corporate incorporated pursuant to the laws of British Columbia, Canada and SBM Montana LLC (“SBMM”) (together with its successors and assigns), a Delaware limited liability company (collectively referred to as the "Company" or the "Companies") and Doug Stiles, a resident of Washington (“Executive”) and is effective as of 9/21/2026 (the “Effective Date”). This Agreement amends, restates and supersedes in its entirety the Executive Employment Agreement among SBM, SBMM and Executive effective as of February 17, 2026 (the “Original Effective Date”), pursuant to which Executive was employed as Vice President of Regulatory and External Affairs of the Company (the “Original Agreement”). Companies and Executive are each a “Party” and collectively, are the “Parties.”

RECITALS

WHEREAS, The Company is involved in the business of acquiring, exploring and developing natural resource properties in Butte-Silver Bow, Montana;

WHEREAS, Executive has been employed by the Company since the Original Effective Date pursuant to the Original Agreement, and Executive’s appointment as President of the Company was approved by the Board effective as of July 24, 2026 (the “Title Effective Date”);

WHEREAS, the Compensation Committee of the Board has reviewed and approved the terms of this Agreement, including the compensation arrangements set out herein;

WHEREAS, the Company and Executive wish to amend and restate the Original Agreement in its entirety to reflect Executive’s promotion to the position of President of the Company, to revise Executive’s duties and responsibilities and compensation accordingly, and to set out the other terms, conditions, and mutual obligations of Executive’s continued employment, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.	Nature and Capacity of Employment.

1.1.                        Term. The term of Executive’s employment under this Agreement commenced on the Original Effective Date and shall continue for a period of three (3) years (the "Term") from the Original Effective Date, unless earlier terminated in accordance with

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the provisions of Section 5. Upon the expiration of the Term or upon a Change of Control (as defined in Section 2.7.2), whichever occurs first, Executive's employment shall automatically convert to at-will employment, subject to the remaining terms of this Agreement, including without limitation the severance and Change of Control provisions set forth in Sections 2.7 and 5.

1.2.                        Employment. Effective as of the Title Effective Date, Executive has served, and continues to serve, as President of the Company. As President, Executive is the Company’s senior operating executive and leads the organization on a day-to-day basis, reporting to SBM’s Chief Executive Officer. Executive will provide operational oversight across the Company’s properties and functions and will retain direct ownership of the Company’s Regulatory and External Affairs portfolio, including permitting strategy, agency relationships, and the Company’s regulatory record. Executive will render such services as are consistent with Executive’s role as President and such other reasonable and consistent duties as may be assigned to Executive by SBM’s Chief Executive Officer or Board of Directors (the "Board"). The Parties agree that if it is necessary or helpful, Executive's employment may be designated through SBMM or any other US subsidiary of SBM that may be formed or acquired from time to time.

1.3.                        Concurrent Employment. Executive confirms that Executive’s employment with, and provision of services to, Lion Copper and Gold Corp. ("Lion Copper") terminated, and Executive ceased all such employment and services, effective no later than August 31, 2026. From and after September 1, 2026, Executive shall devote 100% of Executive’s professional time, attention, and efforts to the business and affairs of the Company, and shall not engage in any other employment, consulting, or business activity, whether or not compensated, without the prior written consent of the Board. Notwithstanding the foregoing, the Board has consented to Executive serving as an advisor to Lion Copper following the termination of Executive’s employment with Lion Copper, provided that such advisory service (a) does not interfere with the performance of Executive’s duties to the Company, (b) does not involve any business or activity that competes with, or creates a conflict of interest with respect to, the business of the Company, and (c) is conducted in compliance with Section 4 (Confidential Information) and the Company’s policies, including its code of conduct and ethics. Executive shall promptly notify the Board of any material change in the scope or terms of such advisory service.

1.4.                        Place of Employment. Executive’s principal place of employment shall be Spokane, Washington. Executive acknowledges that the Company’s properties and operations are located in Butte, Montana, and Executive shall travel to Butte, Montana and to such other locations as may be reasonably required for the performance of Executive’s duties. The Company shall not relocate Executive’s principal place of employment from Spokane, Washington, or require Executive to relocate Executive’s residence, without Executive’s express written consent, and any such relocation or requirement without such consent, whether before or after a Change of Control, shall constitute Good Reason under Section 5.2.2.

1.5.                        Duties and Responsibilities. Executive will perform the duties outlined in this Agreement and in the Position Description (Exhibit 1), and other duties as the Companies may reasonably assign.

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1.5.1.                      Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth herein, agrees to devote all of his or her professional time and attention to the business and affairs of the Company.

1.5.2.                      Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company's code of conduct and ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

The Company may modify Executive's officer role and responsibilities from time to time. Any such modification of title, role, or responsibilities shall not constitute Good Reason under this Agreement. Executive shall perform such duties as are customarily associated with their then-current role and such other duties as may reasonably be assigned.

2.	Compensation and Benefits.

2.1.            Annual Base Salary. Effective as of September 1, 2026, Executive’s annualized gross base salary shall be US$240,000 (the “Base Salary”), subject to applicable taxes and withholding, which salary shall be earned by Executive on a pro rata basis as Executive performs services for the Company and which salary shall be paid in accordance with the Company’s regular payroll practices. Executive shall remain eligible to receive a performance bonus in accordance with Section 2.2. The Board shall review the Base Salary during the fourth quarter of calendar year 2026, following completion of an executive compensation analysis, and shall increase the Base Salary by an amount determined by the Board in its sole discretion, taking into account the results of such analysis and the Company’s pending acquisition of the Montana Tunnels project and Executive’s responsibilities in connection therewith. Such increase shall be effective as of the date determined by the Board, which shall be no later than December 31, 2026, and the Base Salary as so increased shall thereafter constitute the Base Salary for all purposes of this Agreement.

2.2.            Performance Bonus. The Board, in its sole and absolute discretion, may award Executive an annual performance bonus for any fiscal year during the Term of up to fifty percent (50%) of Executive’s Base Salary (the “Target Bonus”), payable in cash, shares, stock options, or any combination thereof, based on such performance criteria as the Board deems appropriate. The payment of any bonus in one year, or at any particular level, shall not create any right or expectation of a bonus, or of a bonus at any particular level, in any subsequent year. For the avoidance of doubt, the Target Bonus is a target opportunity only, and nothing in this Agreement shall be construed to guarantee or obligate the Company to pay any performance bonus to Executive.

2.3.            Stock Options. All stock options previously granted to Executive under the Company's Long Term Incentive Plan (the "Plan"), including any stock options granted pursuant to the Original Agreement, remain outstanding and shall continue to be governed by the Plan and the applicable award agreements, and nothing in this Agreement shall be construed to modify the terms of any such stock options. The Company may, from time to time and in the sole and absolute discretion of the Board, grant Executive additional stock options

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or other equity awards under the Plan (or any successor shareholder-approved equity plan then in effect), in such amounts and on such terms and conditions as the Board may determine, subject to the availability of shares reserved for issuance under the Plan and the applicable rules and listing standards of NYSE American (or such other exchange on which the Company's securities are then listed). Nothing in this Agreement shall be construed to guarantee or obligate the Company to make any future equity grant to Executive.

All equity awards will be subject to the Company’s insider trading policies and applicable securities-law restrictions, and full terms will be set forth in the relevant plan and award documentation.

2.4.            Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, or as otherwise required under applicable law.

2.5.            Travel, Lodging and Vehicle. During Executive’s employment, the Company shall pay or reimburse Executive for reasonable, documented travel, lodging, and related expenses incurred by Executive in traveling between Spokane, Washington and Butte, Montana, and to such other locations as may be required in connection with the performance of Executive’s duties, in accordance with Section 2.4 and the Company’s expense reimbursement policies and procedures. In addition, during Executive’s employment the Company shall provide Executive with a company vehicle for use in connection with the performance of Executive’s duties, including travel between Spokane, Washington and Butte, Montana. The Company shall be responsible for all reasonable costs associated with such vehicle, including insurance, registration, maintenance, and fuel for business use, and any personal use of the vehicle shall be subject to the Company’s applicable policies and reported as taxable income to the extent required by applicable law.

2.6.            Other Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in all retirement plans, health plans, paid time off benefits and other Executive benefits and policies made available by the Company to its employees generally. Executive acknowledges and agrees that except as specifically set forth in this Agreement, the Company is under no obligation to Executive to establish or maintain any specific Executive benefits in which Executive may participate, and that the terms and provisions of any Company benefit plans or policies are matters within the exclusive province of the Company, subject to applicable law. Upon the termination of Executive’s employment, Executive shall be entitled to continue those benefits as may be required by state or federal law. Executive shall be entitled to four (4) weeks of paid vacation per year, accrued and used in accordance with the Company’s applicable vacation policies.

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2.7.	Change of Control.

2.7.1.                      Payment. In the event that, within the period commencing three (3) months before and ending twelve (12) months after a Change of Control (as defined below), Executive’s employment is terminated by the Company (or its successor) without Cause or Executive resigns with Good Reason (including, for the avoidance of doubt, by reason of any relocation of Executive’s principal place of employment from Spokane, Washington, or any requirement that Executive relocate Executive’s residence, in either case without Executive’s express written consent), and provided that Executive executes and does not revoke a Release in accordance with Section 5.4, the Company (or its successor) shall pay to Executive a lump sum payment equal to twenty-four (24) months of Executive's then-current annualized Base Salary (the "Change of Control Payment"), payable within three (3) weeks following the effective date of the Release. The Change of Control Payment is in lieu of, and not in addition to, the Severance Benefits described in Section 5.4. Additionally, upon a Change of Control, any unvested stock options or grants under other equity compensation plans held by Executive shall immediately vest.

2.7.2.                      Definition. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if any of the following occurs:

(a)	a combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving SBM and any one or more of its affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the common shares and other securities of SBM immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully-diluted basis) of SBM or its successor;
(b)	the sale, transfer, or other disposition of more than 50% interest in the Company’s mineral properties and related assets located in the Butte Mining District, Butte-Silver Bow County, Montana (collectively, the “Butte Project”) to a person other than an affiliate of the Company;
(c)	a resolution is adopted to wind-up, dissolve or liquidate SBM;
(d)	The acquisition by any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership of more than 50% of the voting power of SBM’s outstanding securities;
(e)	a change in the composition of the Board, which occurs at a single meeting of the shareholders of SBM or upon the execution of a
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shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

2.8.            Incentive Compensation Recovery Policy. Executive acknowledges that Executive is a “Covered Executive” under the Company’s Incentive Compensation Recovery Policy adopted by the Board (as in effect from time to time, the “Clawback Policy”), and that all Incentive Compensation (as defined in the Clawback Policy), including without limitation any performance bonus under Section 2.2 and any stock options or other equity awards under Section 2.3, is subject to recovery by the Company to the extent required by the Clawback Policy, Section 10D of the Securities Exchange Act of 1934, as amended, and the applicable listing standards of NYSE American. The terms of the Clawback Policy are incorporated into this Agreement by reference and shall apply to Executive’s Incentive Compensation notwithstanding anything to the contrary in this Agreement. In the event of any conflict between this Agreement and the Clawback Policy, the Clawback Policy shall govern. The Company’s rights under the Clawback Policy are in addition to, and not in lieu of, any other remedies available to the Company under this Agreement or applicable law.

3.	Indemnification.

  3.1.            Indemnification of Executive. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (a) a written request for payment; (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

4.	Confidential Information.

4.1.            Nondisclosure. To the extent permitted by applicable law, Executive shall not, either before or after the termination of his employment, use or disclose the Company’s Confidential Information except on behalf of, or as part of his services to, the Company. As used in this Agreement, “Confidential Information” means non-public, confidential, or

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proprietary information, including, but not limited to trade secrets, regarding the Company’s business, policies, methods, scientific data, or information that is known to Executive as a result of his employment with the Company. Confidential Information shall not include information that is generally available to the public through no fault of Executive or information that subsequently becomes publicly available through no fault of Executive.

4.2.            U.S. Defend Trade Secrets Act. Executive acknowledges that under U.S. Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Executive has any questions as to what comprises such confidential or proprietary information or trade secrets, or to whom if anyone it may be disclosed, Executive will consult with the Company. Executive understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith, Executive will be subject to substantial damages, including punitive damages and attorneys’ fees.

4.3.            Limited Exceptions. Notwithstanding any other provision of this Agreement, Executive may disclose the Company’s Confidential Information, including trade secrets, as follows: (a) in the course of Executive’s provision of services to the Company; (b) as required pursuant to any applicable law or the order of a court or any regulatory body; (c) in confidence, to federal, state, or local government officials, or to an attorney of Executive, for the sole purpose of reporting or investigating a suspected violation of law; or (d) in a document filed in a lawsuit or other legal proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to create liability for any disclosure expressly allowed by law. Further, nothing in this Agreement is intended to, or shall, prohibit Executive from disclosing or discussing information about unlawful acts in the workplace such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful.

4.4.            Return and Destruction. Upon the termination of Executive’s employment for any reason, Executive agrees to promptly return to the Company or, if requested by the Company, destroy all documents, records, software, and other materials containing or reflecting Confidential Information, whether in written, electronic, or other form, and all copies thereof, in Executive’s possession or control. Upon request of the Company, Executive shall certify in writing to the Company that he has complied with this obligation within seven (7) days of the termination of his employment.

4.5.            Remedies. Executive agrees that disclosure by him of the Company’s Confidential Information in violation of this Section 4 may result in irreparable injury and damage to the Company, which may not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefore, and that the Company shall have the right and may, without objection from Executive, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by Executive of the provisions of this Section 4.

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5.	Termination and Potential Severance.

5.1.            Termination of Employment. Executive's employment hereunder may be terminated by the Company with or without Cause (as defined in Section 5.2.1 below) or by Executive with or without Good Reason (as defined in Section 5.2.2 below); provided that either party shall provide the other party with at least sixty (60) days' advance written notice of any termination of Executive's employment. Upon termination of Executive's employment, Executive shall be entitled to the compensation and benefits described in this Section 5.

5.2.	Definitions.

5.2.1.                        For purposes of this Agreement, “Cause” means the occurrence of any of the following: (a) Executive’s material breach of this Agreement that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such Cause to Executive; or (b) intentional conduct by Executive which is demonstrably injurious to the Company that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such Cause to Executive; or (c) fraud, misappropriation or embezzlement by Executive; or (d) Executive’s conviction of a felony crime or a crime of moral turpitude; or (e) Executive’s death; or (f) Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred eighty (180) consecutive days.

5.2.2.                      For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (a) a reduction in Executive’s Base Salary; (b) a material breach of this Agreement by the Company; (c) the relocation of Executive’s principal place of employment from Spokane, Washington, or any requirement that Executive relocate Executive’s residence, in each case whether before or after a Change of Control; or (d) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; provided, however, that a resignation by Executive shall not constitute a resignation with Good Reason unless (i) Executive delivers written notice to the Company describing the condition claimed to constitute Good Reason within sixty (60) days after the initial occurrence of such condition, (ii) the Company fails to cure such condition within thirty (30) days after receipt of such notice (the “Cure Period”), and (iii) Executive resigns within thirty (30) days after the expiration of the Cure Period.

5.3.            Termination with Cause or Resignation without Good Reason. If Executive’s employment is terminated by the Company with Cause (as defined in Section 5.2.1 above) or Executive resigns without Good Reason (as defined in Section 5.2.2 above), Executive shall be entitled to receive: (a) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid on the date of such termination; (b) any earned but

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unpaid bonus with respect to any completed calendar year immediately preceding the date of such termination; and (c) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

5.4.              Severance Benefits Upon Termination without Cause or Resignation with Good Reason. In the event that Executive's employment is terminated by the Company without Cause (as defined in Section 5.2.1 above) or Executive resigns with Good Reason (as defined in Section 5.2.2 above), and provided that Executive executes and does not revoke a general release of all claims against the Company and its affiliates, officers, directors, and employees in a form reasonably satisfactory to the Company (the “Release”) within twenty-one (21) days following the date of termination (or forty-five (45) days if required under applicable law), the Company shall provide Executive the following severance benefits (collectively, the "Severance Benefits"): (a) Executive shall be paid lump-sum severance pay in a gross amount, before applicable withholdings, equal to twelve (12) months of Executive's ending Base Salary, which shall be paid within three (3) weeks following the effective date of the Release; (b) pro-rated bonus for the current year; (c) payment or reimbursement of premiums for continued health, dental, and vision coverage for Executive and his eligible dependents for twelve (12) months following termination; (d) all unvested stock options granted to Executive shall immediately vest and become exercisable as of the date of termination; and (e) the Company shall reimburse Executive for any unreimbursed business expenses properly incurred by Executive prior to the date of termination, subject to the Company's expense reimbursement policies and procedures. If the period during which Executive may consider and revoke the Release begins in one calendar year and ends in the following calendar year, any payment conditioned upon the effectiveness of the Release shall be made in the second calendar year, to the extent required to comply with Section 409A. For the avoidance of doubt, this Section 5.4 does not apply to a termination described in Section 2.7.1 (Change of Control Payment), which shall govern exclusively in the circumstances described therein.

6.                  409A Savings. All references herein to the termination of Executive’s employment shall mean a “separation from service” within the meaning of Treasury Regulation Section l ..409A-l(h). The terms of this Agreement shall be construed and shall be paid in such as manner as to satisfy an exception to, or be in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder (“Section 409A”). To the extent (a) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A and (b) Executive is deemed at the time of Executive’s termination of employment to be a “specified employee” under Section 409A, then such payment will not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (within the meaning of Section 409A) with the Company; or (ii) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision will be paid to Executive or Executive’s beneficiary in one lump sum. Each payment of termination benefits payable to Executive shall be considered a separate payment, as described in Treas. Reg. §1.409A-2(b)(2), for purposes of Section 409A. If Executive is entitled to be paid or reimbursed for any taxable

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expenses, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and Executive’s right to reimbursement of such expenses shall not be subject to exchange or liquidation for any other benefit or payment. Notwithstanding the foregoing, the Company makes no representations with respect to Section 409A, the Company shall not have any liability to Executive for any taxes, penalties, interest or other expenses that Executive may incur on account of non-compliance with Section 409A.

7.	Miscellaneous.

7.1.            Integration. This Agreement, and any agreements, documents, or exhibits referenced herein, contains the entire agreement and understanding of the Parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties with regard to the subject matter of this Agreement, including without limitation the Original Agreement, which is superseded and replaced in its entirety by this Agreement as of the Effective Date.

7.2.            Applicable Law; Venue. This Agreement and the rights of the Parties shall be governed by and construed and enforced in accordance with the laws of the state of Montana, without regard to any state’s choice of law principles or rules. The exclusive venue for any action hereunder shall be in the state of Montana, whether or not such venue is or subsequently becomes inconvenient, and Executive, SBM, and SBMM consent to the exclusive personal jurisdiction of the courts of the state of Montana and/or the United States District Court for the District of Montana.

7.3.            Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties hereto.

7.4.            Binding Effect. This Agreement is personal in nature to Executive and Executive shall not assign any right or obligation hereunder in whole or in part, without the prior written consent of the Company, and any attempt to do so shall be void. The rights and obligations of the Company under this Agreement may, in the discretion of the Company, be transferred to the Company’s successor and assigns.

7.5.            Notices. All notices, requests and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, sent by a confirmed receipt facsimile, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	if to the Company, to the address of its then principal offices; or
(b)	if to Executive, to the address last shown in the records of the Company.

7.6.            Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the Parties. In addition, no waiver of any

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provision of this Agreement shall be binding unless set forth in writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

7.7.            Severability; “Blue Pencil.” If any part of this Agreement is found to be invalid, the rest of the Agreement will still be enforceable. If any provision is deemed overly broad, a court may limit it to the extent necessary for enforceability.

7.8.            Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

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[Signature Page to Amended and Restated Executive Employment Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of the signatures below.

DOUG STILES

Date:	2026-09-21	/s/ Doug Stiles

SILVER BOW MINING CORP.

Date:	2026-09-21

		By	/s/ C. Travis Naugle

Its Chair and Chief Executive Officer

SBM MONTANA LLC

Date:	2026-09-21

		By	/s/ C. Travis Naugle

Its Manager

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Exhibit 1

Position Description – President

The President is the Company’s senior operating executive and leads the organization day to day, reporting to the Chief Executive Officer. The President runs the day-to-day business and provides operational oversight across the Company’s properties and functions, and also retains direct ownership of the Regulatory and External Affairs portfolio: permitting strategy, agency relationships, and the Company’s regulatory record. The President shares responsibility for the Company’s public presence, representing Silver Bow to the community and to local, county, state, and federal government agencies.

Key Responsibilities

●	Lead the day-to-day business: set priorities across departments and hold managers accountable for delivering the Board-approved work program and budget;
●	Provide operational oversight of all sites and programs, including surface drilling and underground exploration and rehabilitation, contractor selection and management, and readiness planning for future development;
●	Work closely with the Chief Financial Officer on annual budgets and forecasts, cost tracking against authorized program budgets, procurement and contract commitments, surety bonding and financial assurance, insurance, and the financial implications of permitting and reclamation obligations;
●	Lead the operational and regulatory integration of future acquisitions, including permit transfers, bonding transitions, and site staffing;
●	Build the operating organization the work program requires; recommend senior hires and organizational changes to the CEO;
●	Hold line accountability for the safety of employees and contractors and for environmental compliance across all sites, including MSHA obligations;
●	Own the Company’s permitting strategy and execution across all properties: permit reinstatements and amendments, NEPA and ESA processes where triggered, NPDES and water-quality permitting, and the administrative record that supports each;
●	Serve as the Company’s principal interface with the Montana Department of Environmental Quality and with federal regulatory agencies;
●	Direct the Company’s environmental and reclamation commitments under current exploration authorizations and any future permits, including financial assurance and bonding posture, water management, and reclamation planning;
●	Monitor regulatory and legislative developments affecting the Company and position it ahead of them, including testimony and formal comment where appropriate;
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●	Serve, alongside the CEO, as a public face of the Company: represent Silver Bow to the Butte community, landowners, tribes, and civic organizations, and maintain the local standing on which permitting outcomes depend;
●	Lead relationships with local, county, state, and federal government, from elected officials to agency leadership and staff, as the Company’s day-to-day point of contact;
●	Represent the Company at public meetings, hearings, and community events, and in local and trade media on operational and regulatory matters;
●	Serve as an executive officer of the Company: participate in Board reporting, provide accurate and timely operational and regulatory input to the Company’s public disclosure, and support investor communications at the CEO’s direction;
●	Manage the President’s office budget and delegated spending authority in line with Company policy.

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